Exhibit 99.1

IMMEDIATE	Contact:	Jeff Cole +1-419-887-3535 jeff.cole@dana.com

Dana Inc. to Acquire U.S. Manufacturing Corporation’s Michigan Operations

Investment Strengthens Technology Portfolio;

Establishes Additional Facility near Customers

MAUMEE, Ohio, Feb. 13, 2017 – Dana Incorporated (NYSE: DAN) today announced a definitive agreement to purchase axle housing and driveline shaft manufacturing operations from U.S. Manufacturing Corporation (USM).

Under terms of the agreement, Dana plans to acquire USM’s Warren, Michigan, assets in exchange for $100 million in cash. This acquisition will increase Dana’s revenue from passenger and commercial vehicle manufacturers and will transition significant purchased content to vertically integrated supply. It will also provide Dana with new product and process technologies for lightweighting.

“The acquisition of USM’s Warren operation allows us to capitalize on an important opportunity that will strengthen the supply chain for several of Dana’s most strategic customers and programs,” said Jim Kamsickas, Dana president and CEO. “The transaction also includes process technologies that augment Dana’s existing portfolio of lightweighting innovations, which assist our customers in achieving their sustainability and fuel efficiency goals.”

The acquisition provides Dana with USM’s proprietary tube-manufacturing processes and intellectual property for lightweight thin-wall axle tubes and hollow axle shafts. The products are constructed using a unique proprietary cold-extrusion process that creates varying wall sizes engineered for specific applications. This allows for greater strength in required areas during operation, while delivering a significant overall weight savings for the component.

“This acquisition will also expand Dana’s substantial manufacturing footprint in the U.S. and advance our strategy for developing, designing, and manufacturing products in close proximity to our customers,” said Bob Pyle, president of Dana Light Vehicle Driveline Technologies. “We look forward to welcoming USM’s Warren, Michigan, employees to the Dana family.”

(more)

The acquisition is reflective of Dana’s enterprise strategy, which includes leveraging core expertise, strengthening customer centricity, expanding global markets, commercializing new technologies, and accelerating hybridization and electrification.

The purchase is subject to customary closing conditions and is expected to be completed in the first quarter of 2017.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, off-highway, and industrial markets as well as industrial and stationary equipment applications. Founded in 1904, Dana employs approximately 27,000 people in 34 countries on six continents who are committed to delivering long-term value to customers. The company reported sales of more than $5.8 billion in 2016. Forbes Magazine has again selected Dana as one of America’s 100 Most Trustworthy Companies. Based in Maumee, Ohio, the company’s headquarters operations were selected as a “Top Workplace” by The (Toledo) Blade in 2017. For more information, please visit dana.com.

###